EXHIBIT 3(a)(iii)

                         CERTIFICATE OF AMENDMENT
                                    OF
                       CERTIFICATE OF INCORPORATION
                                    OF
                   EVEREST & JENNINGS INTERNATIONAL LTD.


          Everest & Jennings International Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That each member of the Board of Directors of Everest & Jennings International Ltd. has given written consent to the adoption of a resolution setting forth a proposed amendment to the corporation's Certificate of Incorporation and declaring said amendment advisable and calling for the presentation of said amendment to the voting stockholders of the corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Board declares it advisable to amend Paragraph A of Article IV of the Certificate of Incorporation of the Company to read as follows:

               "A. The Corporation is authorized to issue one class of Common Stock. The number of shares of Common
          Stock which the Corporation is authorized to issue is 12,000,000, par value ten cents ($0.10) each.";

          SECOND: That thereafter at a meeting of stockholders, stockholders holding a majority of the outstanding shares of the corporation's Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class and voting separately as a class, gave their approval to the adoption of the amendment in accordance with the provisions of Section 216(2) of the General Corporation Law of the State of Delaware.

          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and that the capital of the corporation will not be reduced under or by reason of the amendment.

          IN WITNESS WHEREOF, said Everest & Jennings International Ltd. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Timothy W. Evans, its secretary, this 5th day of June, 1996.

                              /s/ Timothy W. Evans, Secretary